                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                   HPSC, Inc.
                (Name of Registrant as Specified In Its Charter)

                                   HPSC, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                   HPSC, INC.
                              470 ATLANTIC AVENUE
                             BOSTON, MA 02210-2208

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 25, 1994

     The Annual Meeting of Stockholders of HPSC, Inc., a Delaware corporation, will be held on May 25, 1994, at ten o'clock in the morning, Eastern Daylight Savings Time, at the America Room, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, for the following purposes:

          1. To determine the number of directors and elect a Board of Directors for the ensuing year.

          2. To ratify the appointment of Coopers & Lybrand as the independent accountants for the Company for the fiscal year ending December 31, 1994.

          3. To consider and act upon such other business and matters or proposals as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 18, 1994 as the record date for determining the stockholders having the right to receive notice of and to vote at this meeting or any adjournments thereof.

                                            By Order of the Board of Directors

                                            DENNIS W. TOWNLEY
                                            Secretary

Boston, Massachusetts
April 20, 1994
IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND YOU WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                   HPSC, INC.
                              470 ATLANTIC AVENUE
                             BOSTON, MA 02210-2208

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1994

     This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of HPSC, Inc., a Delaware corporation (the "Company" or "HPSC"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held, pursuant to the accompanying Notice, on Wednesday, May 25, 1994 at ten o'clock in the morning, Eastern Daylight Savings Time, at the America Room, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts and at any adjournment thereof (the "Annual Meeting").

     If a stockholder specifies in the proxy how it is to be voted, it will be voted in accordance with such specification. Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby, by notice in writing to the Secretary of the Company. Any stockholder who attends the Annual Meeting in person will not be deemed thereby to revoke the proxy unless such stockholder affirmatively indicates at the Annual Meeting his intention to vote the shares covered thereby in person.

     It is expected that copies of the Notice of Meeting, this Proxy Statement and related form of proxy will be mailed on or about April 20, 1994 to the holders of record of shares of Common Stock of the Company at the close of business on April 18, 1994. HPSC's Annual Report to Stockholders for the fiscal year ended December 25, 1993 accompanies this Proxy Statement.

                PROPOSAL ONE -- NUMBER AND ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than fifteen directors. It is the intention of the persons named as proxies in the accompanying form of proxy to fix the number of directors for the ensuing year at EIGHT and to vote FOR the election as directors (unless authority to vote is specifically withheld) of the persons listed below under "Nominees for Directorships" to serve until the next Annual Meeting of Stockholders and until their successors are chosen and qualified.

     In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority either to vote for a substitute or to fix the number of directors at less than eight. The Board of Directors has no reason to believe that any of such persons will be unwilling or unable to serve if elected. THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

NOMINEES FOR DIRECTORSHIPS

                                                                                  DIRECTOR
                                   NAME                               AGE          SINCE
                                   ----                               ---         --------
       Joseph A. Biernat (1)........................................  66           1993
       J. Kermit Birchfield (2) (3).................................  54           1993
       Louis J. P. Calisti, D.D.S...................................  68           1988
       Dollie A. Cole (1) (2).......................................  63           1991
       Samuel P. Cooley (1) (2) (3).................................  62           1993
       Raymond R. Doherty (3).......................................  48           1991
       John Everets, Jr. (3)........................................  47           1983
       Thomas M. McDougal, D.D.S. (1)...............................  54           1991
- ---------------

(1) Member of Audit Committee

(2) Member of Compensation and Stock Option Committee

(3) Member of Executive Committee

EXECUTIVE OFFICERS

     Executive officers are elected by the Board of Directors to hold office until their successors are elected and qualified. The names, ages, and positions of the executive officers of HPSC are listed below.

                                                                  POSITIONS AND
                     NAME                     AGE                  OFFICES HELD
                     ----                     ---                 -------------
  John Everets, Jr..........................  47    Chairman of the Board and Chief Executive
                                                    Officer
  Raymond R. Doherty........................  48    President, Chief Operating Officer, and
                                                    Treasurer
  Louis J. P. Calisti, D.D.S................  68    Senior Vice President
  John P. Murgo.............................  36    Vice President of Finance, Chief Financial
                                                    Officer and Assistant Secretary
  Dennis J. McMahon.........................  48    Vice President of Administration and
                                                    Controller
  Edward G. Shire...........................  57    Vice President of Sales

PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

     Information regarding each nominee for director and each executive officer of HPSC is presented below.

     Joseph A. Biernat became a director of HPSC in December 1993. Since his retirement in 1987, Mr. Biernat has served as a consultant for several investment management firms. From 1965 until 1987, he was employed with United Technologies Corporation, most recently as Senior Vice President -- Treasurer, and previously thereto served as President, Treasurer and Chief Financial Officer of Philco-Ford Finance Corporation. He is also a director of The Hartford Insurance Company Mutual Funds and previously has been a director of several financial and civic organizations.

     J. Kermit Birchfield became a director of HPSC in December 1993. Since 1990, Mr. Birchfield has served as Senior Vice President, Secretary, and General Counsel with M/A-COM, Inc., a publicly-held manufacturer of semiconductors and communications equipment based in Wakefield, Massachusetts. Before joining M/A-COM, he was Senior Vice President for Legal and Governmental Affairs and General Counsel for the Georgia Pacific Corporation. Mr. Birchfield is also a Managing Director of Century Partners, Incorporated, a privately-held investment and operating company, of Darien, Connecticut. He is also a director of Intermountain Industries Inc., which owns Intermountain Gas Company, a public utility.

     Louis J. P. Calisti, D.D.S., M.P.H., has been a director of HPSC since 1988. For a brief period during 1991, Dr. Calisti served as Chairman and Chief Executive Officer of the Company, and he presently serves as Senior Vice President. From 1984 until May 1991 he was Head of Development and Assistant Director of the Forsyth Dental Center, the world's leading dental research center. Dr. Calisti is also a consultant to underdeveloped countries in establishing national dental care delivery systems, and a lecturer in Dental Care Administration at Harvard University. Dr. Calisti served for eight years as the Dean of Tufts University School of Dental Medicine and for two years as President of the University of Southern Maine.

     Dollie A. Cole, a director of HPSC since 1991, has been involved for many years in the leadership of several business, charitable and civic organizations. She serves as Chairman of the Dollie Cole Corporation, a venture capital and industrial consulting firm. For seven years Mrs. Cole was an owner and board member of Checker Motors and Checker Taxi until selling her interest in 1988. Mrs. Cole was also Senior Editor of Curtis Publishing until 1977, and was director of Public Relations for Magnetic Video and Twentieth Century Fox Video until 1985. She serves as a consultant to the Solar and Electric 500 Company based in Phoenix, Arizona, and to Separation Dynamics, an international company involved in the energy and manufacturing industries. In addition to these business activities, Mrs. Cole serves on the boards of Project Hope -- the World Health Organization, the National Captioning Institute for the Hearing Impaired, the Smithsonian Institution and the National Academy of Science -- President's Circle Board.

     Samuel P. Cooley became a director of HPSC in December 1993. From 1955 until his retirement at the end of 1993, Mr. Cooley was employed with Shawmut Bank Connecticut, N.A., and its predecessors and affiliates, including Hartford National Bank and Connecticut National Bank. His most recent position was Executive Vice President and Senior Credit Approval Officer. Mr. Cooley is also a director of Lydall, Inc. and the Connecticut Health and Education Facilities Authority and serves as a director or trustee of numerous nonprofit organizations in Connecticut.

     John Everets, Jr. has been Chairman of the Board and Chief Executive Officer of HPSC since July 1993 and has been a director of HPSC since 1983. He was Chairman of the Board of T.O. Richardson Co., Inc., a financial services company, from January 1, 1990 until July 1993. Previously he was Executive Vice President of Advest, Inc., an investment banking firm, from 1983 to January 1, 1990. Mr. Everets also served as Chairman of the Board of Billings and Co., Inc., a real estate investment banking firm, and Chairman of Advest Credit Corp., both subsidiaries of Advest Group, Inc. Mr. Everets is also Vice Chairman of the Connecticut Development Authority and Chairman of the Loan Committee of the Connecticut Development Authority.

     Raymond R. Doherty has been President of HPSC since December 1989, Chief Operating Officer of HPSC since August 1993, and Treasurer of HPSC since December 1988. He was elected a director of HPSC in June 1991. Mr. Doherty previously served as Chairman and Chief Executive Officer of HPSC from October 1992 until July 1993, Chief Operating Officer of HPSC from December 1989 to October 1992, and Chief Financial Officer of HPSC from December 1988 to October 1992. He was Assistant Treasurer of HPSC from June 1986 to December 1988. He was the Executive Vice President and Chief Operating Officer of Healthco International, Inc. from October 1992 until August 1993. He was the Senior Vice President of Finance and Operational Controls of Healthco International, Inc. from January 1986 to October 1992.

     Thomas M. McDougal, D.D.S. was elected a director of HPSC in 1991. He has been a practicing dentist for approximately 29 years. He is active in national, state and local dental organizations and has lectured extensively throughout the United States. He is a past President of the Dallas County Dental Society and is past Chairman of its Continuing Education Committee and its Banking, Nominating and Patient Relations Committee.

     John P. Murgo has been Chief Financial Officer of HPSC since October 1992 and Vice President of Finance since June 1991. He was HPSC's Office and Systems Manager from September 1989, when he joined the Company, to June 1991. From 1983 to 1989, he worked at Coopers & Lybrand, a worldwide provider of accounting, auditing and management consulting services. Coopers & Lybrand are the Company's independent auditors.

     Dennis J. McMahon has been Vice President of Administration and Controller of HPSC since March 1983.

     Edward G. Shire has been Vice President of Sales of HPSC since October 1992. He was a Senior Credit Manager for HPSC from June 1990, when he joined the Company, to October 1992. He served as Dental Administrator for the Rhode Island Group Health Association from May 1986 to June 1990. He previously served as HPSC's Vice President of Sales from 1979 to 1980.

COMMITTEES OF THE BOARD

     The Board of Directors has three standing committees: an Audit Committee, a Compensation and Stock Option Committee and an Executive Committee. It does not have a Nominating Committee.

     The current members of the Audit Committee are Dollie A. Cole, Samuel P. Cooley, Thomas M. McDougal, and Joseph A. Biernat. Messrs. Cooley and Biernat did not join the Audit Committee until they became directors in December 1993. Mr. Everets was a member of the Audit Committee during 1993 until his employment by the Company in July 1993. The functions of the Audit Committee are to review the Company's external and internal auditing procedures, to evaluate the Company's objectives and performance and to study and make recommendations periodically to the Board on these and such other matters as the Committee deems to be in the best interests of the Company. The Committee reviews with the Company's independent auditors the scope and results of their audit for the year and any problems encountered during it. The Committee also reviews with the Company's management the plan, scope and results of the Company's operations and discusses any recommendations or matters considered to be of significance. During 1993, the Committee held one meeting.

     The current members of the Compensation and Stock Option Committee are Dollie A. Cole, J. Kermit Birchfield, and Samuel P. Cooley. Messrs. Birchfield and Cooley did not join the Compensation Committee until they became directors in December 1993. Before December 1993, Thomas M. McDougal was a member of this Committee. Mr. Everets was a member of such Committee during 1993 until his employment by the Company in July 1993. The functions of the Compensation and Stock Option Committee are to be available for consultation with the Chairman of the Board, to review the salaries and other forms of compensation of officers and to make recommendations to the Board of Directors with respect to the granting of stock options to officers and key employees and with respect to stock option matters generally. During 1993, the Committee held three meetings, but no meetings were held in 1993 after the appointment of Messrs. Birchfield and Cooley.

     The current members of the Executive Committee are John Everets, Jr., J. Kermit Birchfield, Samuel P. Cooley, and Raymond R. Doherty. The Executive Committee was formed in December 1993 and held no meetings in 1993. The function of the Executive Committee is to exercise all the powers of the Board of Directors in accordance with the policy of the Company, to the extent permitted by Delaware law, during intervals between board meetings.

     During fiscal 1993, the Board of Directors held six meetings. Each nominee for reelection as a director attended all of the meetings of the Board of Directors held during the time he or she was a director and the meetings of all Committees of the Board on which he or she served.

                               VOTING SECURITIES

     Each share of common stock, $0.01 par value, (the "Common Stock") is entitled to one vote on each of the matters listed in the Notice of the Annual Meeting. The holders of record of shares of Common Stock of the Company at the close of business on April 18, 1994 may vote at the Annual Meeting. At that date, there were outstanding 5,224,097 shares of Common Stock.

SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information, as of the record date, with respect to the beneficial ownership of the Company's Common Stock by each of the Company's directors and its executive officers named in the Summary
Compensation Table on page 9 of this Proxy Statement (the "Named Officers"), individually, and by all of the Company's directors and executive officers as a group. The information in the table and in the related notes has been furnished by or on behalf of the indicated owners. Unless otherwise noted, HPSC believes the persons referred to in this table have sole voting and investment power with respect to the shares listed in this table. The percentage owned is calculated with respect to each person by treating shares issuable to such person within 60 days of the record date as outstanding, in accordance with rules of the Securities and Exchange Commission.

                                                                  AMOUNT AND NATURE
                                                                    OF BENEFICIAL
                                                                  OWNERSHIP OF HPSC     % OF
                       NAME OF BENEFICIAL OWNER                    COMMON STOCK(1)      CLASS
                       ------------------------                   -----------------     -----
     Joseph A. Biernat...........................................        2,000           *
     J. Kermit Birchfield........................................        3,000           *
     Louis J. P. Calisti, D.D.S..................................       15,000           *
     Dollie A. Cole..............................................       25,500           *
     Samuel P. Cooley............................................        2,000           *
     John Everets, Jr............................................       96,500(2)       1.83 %
     Raymond R. Doherty..........................................       54,250(2)       1.03 %
     Thomas M. McDougal, D.D.S...................................       10,000           *
     John P. Murgo...............................................       15,435           *
     All Directors and Officers as a group (11 persons)..........      229,399          4.25 %
- ---------------

  * Percent of class less than 1%.

(1) Includes shares of the Company's Common Stock which the named security holder has the right to acquire within 60 days of the record date through the exercise of options granted by the Company to the named individuals or group as follows: Messrs. Biernat, Birchfield and Cooley, 2,000 shares each; Dr. Calisti, 15,000 shares; Mrs. Cole and Dr. McDougal, 10,000 shares each; Mr. Everets, 60,000 shares; Mr. Doherty, 54,000 shares; Mr. Murgo, 13,000 shares; and such group, 173,400 shares.

(2) Messrs. Doherty and Everets are trustees of the HPSC, Inc. Employee Stock Ownership Plan (the "ESOP") and, as such, may be deemed to be beneficial owners of the 300,000 shares held in the ESOP for the benefit of the employee participants. See "Share Ownership of Others" below.

SHARE OWNERSHIP OF OTHERS

     The following table lists those persons known by the Company to own beneficially more than five percent (5%) of the Company's outstanding shares of Common Stock as of the record date:

                                                                           NUMBER OF SHARES/
                           NAME AND ADDRESS                                PERCENT OF CLASS
                           ----------------                                -----------------
William J. Brandt, Jr..................................................    1,949,182 (37.31%)(1)
  Trustee of the estate of
  Healthco International, Inc.
     Development Specialists, Inc.
     Three First National Plaza
     70 West Madison Street, Suite 230
     Chicago, IL 60602-4205
Dimensional Fund Advisors, Inc.........................................      346,200  (6.63%)(2)
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA 90401
Tweedy, Browne Company, L.P.,
  TBK Partners, L.P. and
  Vanderbilt Partners, L.P.............................................      463,800  (8.88%)(3)
     52 Vanderbilt Avenue
     New York, NY 10017
John Everets, Jr. and Raymond R. Doherty...............................      300,000  (5.74%)
  as Trustees of the HPSC, Inc.
  Employee Stock Ownership Plan
     470 Atlantic Avenue
     Boston, MA 02210
- ---------------

(1) Counsel for the trustee is Daniel C. Cohn, Esq., Cohn and Kelakos, 265 Franklin Street, Boston, MA 02110. Mr. Brandt serves as the trustee of the estate of Healthco International, Inc., which filed for bankruptcy under Chapter 11 of the federal Bankruptcy Code on June 9, 1993. This proceeding was converted to a Chapter 7 proceeding on September 1, 1993, at which time Healthco began liquidation. The trustee in bankruptcy possesses voting power with respect to these shares. These shares have been pledged by Healthco to Chemical Bank, as Agent for a group of banks. The terms of a Pledge Agreement between Healthco and Chemical Bank, as Agent, provide that, after Healthco's default on its loan obligations to the banks, Chemical Bank, as Agent, may transfer the shares into its name and may vote and dispose of the shares as permitted by law. Chemical Bank holds the certificates representing the pledged stock, together with a stock power covering such certificates executed in blank by Healthco. The rights of Chemical Bank, as Agent, under the Pledge Agreement are not conditioned upon the pursuit by Chemical Bank or the other banks of any right or remedy they may have against any other person or any other collateral. As of the record date for the Annual Meeting, Chemical Bank has not requested that these shares be transferred into its name. Chemical Bank has not filed a Schedule 13D with the Securities and Exchange Commission with respect to these shares.

(2) Dimensional Fund Advisors, Inc. ("Dimensional") has filed an Amendment No. 3 to Schedule 13G with the Securities and Exchange Commission reporting that it is a registered investment adviser and is deemed to have sole dispositive power with respect to all such shares and sole voting power with respect to 224,300 of such shares. It may be deemed to have voting power over an additional 121,900 of such shares by virtue of the fact that certain officers of the named security holder are also officers of DFA

    Investment Dimensions Group Inc., and The Investment Trust Company, two open-end investment companies for which the named security holder serves as investment adviser.

(3) Tweedy, Browne Company L.P. ("TBC") filed an Amendment No. 3 to Schedule 13D with the Securities and Exchange Commission reporting that it may be deemed to have beneficial ownership of 438,800 shares of Common Stock of the Company (the "TBC Shares") which are held in the accounts of various customers of TBC, with respect to which accounts TBC has investment discretion (the "TBC Accounts"), and with respect to some of which it has obtained sole or shared voting power. TBK Partners, L.P. ("TBK") beneficially owns directly 15,000 shares of Common Stock of the Company (the "TBK Shares"). TBK and certain of the general partners in TBK, who are also general partners of TBC, may also be deemed to be the indirect beneficial owners of 463,800 shares of Common Stock of the Company. TBK has sole power to vote and dispose of the TBK Shares, except that the general partners in TBK, solely by reason of their positions as such, may be deemed to have shared power to vote and dispose of the TBK Shares. Vanderbilt Partners, L.P. ("Vanderbilt") beneficially owns directly 10,000 shares of Common Stock of the Company (the "Vanderbilt Shares"). Vanderbilt and certain of the general partners of Vanderbilt, who are also general partners in TBC, may also be deemed to be the indirect beneficial owners of 463,800 shares of Common Stock of the Company. Vanderbilt has sole power to vote and dispose of the Vanderbilt Shares, except that the general partners in Vanderbilt, solely by reason of their positions as such, may be deemed to have shared power to vote and dispose of the Vanderbilt Shares. The aggregate number of shares of Common Stock of the Company with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner is 463,800 shares. Each of TBC, TBK and Vanderbilt disclaims that it is the beneficial owner of any of the shares of Common Stock of the Company held in the TBC Accounts.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee") consisting of Dollie A. Cole, J. Kermit Birchfield, and Samuel P. Cooley, all of whom are independent, nonemployee directors. Messrs. Birchfield and Cooley did not join the Committee until they became members of the Board of Directors in December 1993. Before December 1993, Thomas M. McDougal was a member of the Committee. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the Board of Directors for approval.

     The compensation policy of the Company with respect to its executives, in general, is to provide a total compensation package under which the mix and total of base salary, annual incentives and long-term incentives (1) are structured in the best interests of the Company's shareholders, (2) are reasonable in comparison to competitive practice, (3) align the amount of compensation with corporate performance, and (4) will continue to motivate and reward executives on the basis of Company and individual performance. The Committee believes that a significant portion of the total compensation of all executives, and most specifically, the Chief Executive Officer, should be "at risk" and based upon the achievement of measurable, financial and operational performance.

     In discharging its responsibility, the Committee, subject to the final approval of the Board of Directors, determines the factors and criteria to be used in compensating the Chief Executive Officer, as well as other executives of the Company, and applies these factors and criteria in administering the various plans and programs in which executives participate to ensure they are consistent with the policies noted above.

     During fiscal 1993, HPSC experienced a significant decline in revenues and earnings due, in large part, to the financial difficulties and ultimate liquidation of Healthco, its largest customer and a 37.3% stockholder. The executive officers of HPSC have begun the process of replacing lost business while simultaneously diversifying into other markets. Also in 1993, management completed a $70 million asset securitization with a 5.01% interest rate, enabling the Company to retire $50 million 10.125% Senior Notes and $20 million 10% Subordinated Debentures. The Committee believes that it is critical to the Company's recovery that it retain senior management while it is dealing with these issues and has considered this factor in determining compensation levels, despite the financial difficulties which HPSC currently faces.

     The Committee negotiated a three-year employment agreement with Mr. Everets on behalf of the Company in July 1993. See the section entitled "Employment Agreements" for a description of the terms of Mr. Everets' contract. In setting Mr. Everets' base salary, the Committee reviewed independently-produced surveys and other compilations of base salaries paid to chief executive officers in companies in the leasing and financial sectors. The Committee did not use the members of the self-constructed peer group in the Company Performance Graph for purposes of salary comparison, because such companies are not in the same line of business as the Company and thus do not represent a likely source of recruiting for the Company for its executive officers, particularly its Chief Executive Officer. According to the most recent (1992) leasing industry wage and compensation survey by the Equipment Leasing Association of America, Mr. Everets' base salary is within 3% of the mean base salary for chief executive officers of multiple business line leasing companies with a gross leasing portfolio of $100 million to $500 million. In setting Mr. Everets' salary, the Committee also placed great weight on Mr. Everets' 20 years of experience in the financial services field, including numerous years in senior executive positions, as well as the need to provide a certain level of security for Mr. Everets in light of the relatively unsteady recent financial history of the Company. In addition, the Committee did not provide Mr. Everets with either a guaranteed bonus arrangement for his first year or a signing bonus, as is often provided in such situations.

     The Committee deferred negotiation of an appropriate formula for Mr. Everets' bonus until 1994, given the financial troubles of HPSC in 1993. Mr. Everets did not receive any bonus for fiscal 1993.

     Mr. Everets' options granted in 1993 include an option for 25,000 shares of common stock at $3.25 per share, the fair market value of a share of HPSC Common Stock on the date of grant, granted to him in March 1993 for service as a director in conjunction with similar grants to all independent directors. He also received an option for 150,000 shares at $2.625 per share, the fair market value of a share of HPSC Common Stock on the date of grant. This option grant represents approximately 3% of the Company's issued and outstanding Common Stock. The size of the option grant is not based on a formula or any particular corporate performance factors but is instead based on the Committee's assessment of Mr. Everets' potential contribution to enhancing future share value and its desire to motivate Mr. Everets to achieve superior results by providing him with a significant equity interest in the Company.

     The Committee determined the salary of the President of the Company based on a comparison of salaries paid to company presidents by the same companies used for the Chief Executive Officer's salary comparison. It also considered Mr. Doherty's many years of experience in the dental equipment industry and his intimate knowledge of the Company's practices, as well as the level of salary he earned in fiscal 1992 for services rendered to HPSC and to Healthco. Dr. Calisti's base salary was based on a November 1991 contract which the Committee did not negotiate. The President of the Company recommended to the Committee Mr. Murgo's base salary, which represents an 18% increase over his 1992 base salary.

     Based upon a recommendation of management, the Committee awarded no executive bonuses for fiscal 1993.

     Option grants to executive officers for 1993 were not based on any particular formula but were based on the important role of key management personnel in guiding the Company through its financial recovery and on the performance of the individual executive officer and his contribution to the Company.

     The undersigned were the members of the Committee during fiscal 1993; Mr. Everets did not vote on matters relating to his own compensation.

                                            Compensation and Stock Option
                                            Committee
                                            Dollie A. Cole, Chair
                                            Thomas M. McDougal
                                            John Everets, Jr.

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows all compensation paid to the Chief
Executive Officer and the four other most highly paid executive officers receiving aggregate compensation in excess of $100,000 per year for services rendered in all capacities during the past three fiscal years. HPSC has only four executive officers who received aggregate compensation during fiscal year
1993 in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                 ANNUAL COMPENSATION           COMPENSATION
                                            ------------------------------     ------------
                                                                    OTHER
                                                                   ANNUAL      SECURITIES   ALL OTHER
                                                                   COMPEN-     UNDERLYING    COMPEN-
    NAME AND PRINCIPAL POSITION      YEAR    SALARY       BONUS    SATION        OPTIONS    SATION(1)
    ---------------------------      ----    ------       -----    -------     ----------   --------
John Everets, Jr. (2)............... 1993   $110,719(3)  $ -0-     $11,054(4)    175,000    $1,135
     Chief Executive Officer and
     Chairman of the Board

Raymond R. Doherty (5).............. 1993    112,856       -0-       5,095(6)     90,000     2,404
     President, Treasurer            1992     51,770      60,000     -0-          35,000     -0-
     and Director                    1991     25,000      50,000     -0-          25,000     -0-

Louis J. P. Calisti (7)............. 1993    128,772       -0-      10,763(6)     -0-        2,562
     Senior Vice President           1992    126,901      12,000     4,566        -0-        1,890
     and Director                    1991     78,094      12,000     2,062        25,000     6,741

John P. Murgo....................... 1993    100,141       -0-      11,358(6)     10,000     5,481
     Chief Financial Officer         1992     84,742      25,000     3,690         5,000       374
                                     1991     76,587      25,000     1,771        10,000       270
- ---------------

(1) Includes term life insurance premiums paid by the Company and Company contributions to the individual's 401(k) retirement plan account, respectively, in the following amounts for the fiscal year ended December 25, 1993: Mr. Everets, $1,135 and $0; Mr. Doherty, $942 and $1,462; Dr.
    Calisti, $1,135 and $1,427; and Mr. Murgo, $3,300 and $2,181.

(2) Mr. Everets' employment with the Company commenced in July 1993. His compensation is governed by an employment agreement, dated July 19, 1993. See "Executive Compensation -- Employment Agreements."

(3) Includes $19,000 paid to Mr. Everets in fiscal 1993 for service as a director in 1992 and 1993, including service during 1992 on a special committee of the Board of Directors.

(4) Includes relocation and temporary living expenses of $9,794 paid in fiscal 1993 in connection with Mr. Everets' relocation to the Boston area.

(5) Mr. Doherty's compensation is governed by an employment agreement, dated August 2, 1993. See "Executive Compensation -- Employment Agreements." The grant of 25,000 stock options to Mr. Doherty in 1991 includes 15,000 new stock options and 10,000 stock options that were issued to replace the same number of options that were issued in 1989 and were cancelled in 1991. The exercise price of the canceled options was $5.25 per share, as compared with $3.25 per share for the replacement options.

(6) Includes $3,835, $8,423 and $9,018 paid by the Company for an automobile for Mr. Doherty, Dr. Calisti, and Mr. Murgo, respectively.

(7) Dr. Calisti's employment with the Company commenced in May 1991. In November 1993, Dr. Calisti commenced working under a new arrangement which calls for him to work a minimum of 1,000 hours per annum for the Company.

STOCK OPTIONS

     The Company believes that stock options are a key element of its total compensation program. During 1993, the Company had two Stock Option Plans covering a maximum of 720,000 shares of the Company's Common Stock: its Key Employee Stock Option Plan, dated March 24, 1983, as amended April 26, 1984 (the "1983 Plan"), and its Stock Option Plan, dated March 5, 1986 (the "1986 Plan"). Both plans provide that the option price, the option term and the terms and conditions upon which the options may be exercised, including the dates on which they may be exercised, will be determined by the Company's Board of Directors at the time the options are granted. The 1983 Plan was terminated in March 1993. Officers and directors of the Company, any subsidiary companies, and Healthco International, Inc. are eligible to participate under the 1986 Plan. The Company established the 1994 Stock Option Plan in March 1994 for key employees, focusing on new employees of the Company. The Company has reserved 200,000 shares under the 1994 Stock Option Plan.

OPTION GRANT TABLE

     The following table shows the stock options granted to the Named Officers during 1993 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the Named Officers may eventually realize in future dollars under two hypothetical situations: if the price of HPSC Common Stock gains 5% or 10% in value per year, compounded over the life of the options. These amounts represent assumed rates of appreciation and are not intended to forecast future appreciation of the Company's Common Stock. The options described in this table have exercise prices equal to the fair market value of a share of Common Stock on the date they were granted.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                  ----------------------------------------------------      VALUE AT ASSUMED
                                                 % OF TOTAL                                  ANNUAL RATES OF
                                  NUMBER OF       OPTIONS      EXERCISE                        STOCK PRICE
                                  SECURITIES     GRANTED TO     OR BASE                     APPRECIATION FOR
                                  UNDERLYING     EMPLOYEES       PRICE                         OPTION TERM
                                   OPTIONS       IN FISCAL     PER SHARE    EXPIRATION    ---------------------
              NAME                 GRANTED        YEAR(1)       ($/SH.)        DATE          5%          10%
              ----                ----------     ----------    ---------    ----------    ---------   ---------
John Everets, Jr.................    25,000(2)       8.71%      $  3.25       03/22/03    $  51,098   $ 129,492
                                    150,000(3)      52.29%      $ 2.625       07/19/98      108,786     240,388
Raymond R. Doherty...............    90,000(4)      31.37%      $ 2.625       07/19/98       65,272     144,233
Louis J. P. Calisti..............    -0-            --            --            --           --          --
John P. Murgo....................    10,000(2)       3.49%      $  3.25       03/22/03       20,439      51,797
- ---------------

(1) Options granted to all employees are net of options granted and subsequently cancelled during fiscal 1993.

(2) Options are exercisable over a four-year period with 20% exercisable immediately and an additional 20% exercisable on each of the first through fourth anniversaries of the date of the grant. Options terminate shortly after the individual ceases to be an officer or director of the Company for any reason, and expire on the tenth anniversary of their date of grant.

(3) Options are exercisable one-third immediately and one-third on each of the first and second anniversaries of the date of grant, terminate shortly after termination of the individual's employment by the Company only for cause, and vest entirely in the event of (a) termination of employment by the Company other than for cause or (b) a change of control of the Company (see "Employment Agreements" below)

    followed within three years by (i) termination of employment by the Company other than for cause or (ii) termination of employment by the employee due to an adverse change in the terms of the individual's employment. Options expire on the fifth anniversary of their date of grant.

(4) Options are exercisable over a four-year period with 20% exercisable immediately and an additional 20% exercisable on each of the first through fourth anniversaries of the date of grant. Options terminate shortly after termination of the individual's employment for any reason, except that they vest entirely in the event of a change of control of the Company (see "Employment Agreements" below) followed within three years by (a) termination of employment by the Company other than for cause or (b) termination of employment by the employee due to an adverse change in the terms of the individual's employment. Options expire on the fifth anniversary of their date of grant.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table provides information regarding the exercise of stock options by the Named Officers during fiscal year 1993 and the value of unexercised "in-the-money" options (i.e., options whose exercise price was below the market price of the Company's stock) at fiscal year-end. The columns showing the number of options exercised during fiscal year 1993 and the value realized thereby have been omitted because none of the Named Officers exercised any options during fiscal year 1993.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                               NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                              OPTIONS AT FISCAL 1993       IN-THE-MONEY OPTIONS
                                                     YEAR-END             AT FISCAL 1993 YEAR-END
                   NAME                      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                   ----                      -------------------------   -------------------------
John Everets, Jr...........................       60,000/115,000              $31,250/$62,500(1)
Raymond R. Doherty.........................       54,000/ 96,000               11,250/ 45,000(1)
Louis J. P. Calisti........................       15,000/ 10,000                     -0-
John P. Murgo..............................       13,000/ 12,000                     -0-
- ---------------

(1) Of the options held by Messrs. Everets and Doherty, only options granted for 150,000 and 90,000 shares, respectively, are in-the-money.

PERFORMANCE GRAPH

     SEC rules require that the Company present a line graph comparing cumulative total shareholder return over a period of five years, assuming reinvestment of dividends, with a broad equity market index and either a published industry index or an index made up of peer companies selected by the Company. The broad equity market index selected by the Company for inclusion in the graph is the Russell 2000 Index, an index of 2,000 public companies with relatively small market capitalization, as compared with the companies included in other available broad equity market indices. For its second comparative index, the Company was unable to locate a published industry index of companies that management regarded as comparable to HPSC, so the Company has prepared its own index of five publicly-owned state commercial banks that are of similar market capitalization to the Company, ranging in size from approximately $7 million to approximately $18 million market capitalization. (The companies included in the index of peer issuers are Bank San Francisco Co., BSD Bancorp, First City Bancorp, Professional Bancorp and Redwood Empire Bancorp.)

     In selecting the companies to be included in the Company's second index, management was unable to identify any companies that it considered reasonably comparable to HPSC. Several factors unique to HPSC make it difficult to draw an accurate comparison with other companies. Until the second half of 1993, the Company's only source of customers was Healthco International, Inc. ("Healthco"). Healthco, whose performance had already begun to decline, was further weakened by a leveraged buyout in May 1991. Healthco's liquidation, which commenced in 1993, also has had a direct impact on HPSC's results. In addition, Healthco holds approximately 37.3% of the Company's outstanding Common Stock, limiting trading in the stock. Among other effects, these factors and others have restricted the Company's access to public markets for capital, which has resulted in a higher cost of funds as compared with the Company's competitors. Management is taking steps to alleviate the impact of these factors.

     Set forth below is a graph comparing the cumulative total return for the Company, the Russell 2000 Index and the five-company index selected by the Company for the past five years. Management does not believe the comparison accurately portrays current management's performance because much of the decline in the Company's performance is attributable to the decline of Healthco's business (and the corresponding reduction in demand for equipment financing from the Company) and because the graph does not adequately reflect the change in the Company's management that occurred in July 1993 when the Board of Directors elected a new Chairman and Chief Executive Officer, John Everets, Jr. Also, in August 1993, Raymond R. Doherty, President of the Company, became a full-time employee of the Company after resigning from Healthco.



                                               CUMULATIVE TOTAL RETURN
                              Based on reinvestment of $100 beginning December 31, 1988
                           Dec. 88     Dec. 89    Dec. 90    Dec. 91    Dec. 92     Dec. 93
HPSC Inc.                    $100        $115       $ 42       $ 43       $ 56        $ 52
Russell 2000 Index           $100        $116       $ 94       $137       $162        $192
Custom Composite Index       $100        $185       $130       $109       $ 95        $ 99
(5 Stocks)

The 5-Stock Custom Composite Index includes Bank of San Francisco Co.,
BSD Bancorp, First City Bancorp, Professional Bancorp, and
Redwood Empire Bancorp.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company is entitled to be paid a director's fee of $5,000 per annum plus $2,500 per annum for each committee of the Board on which he or she serves and $500 for each meeting attended. In addition, the Company reimburses directors for their travel expenses incurred in attending meetings of the Board of Directors or its committees.

     During the last fiscal year, in addition to regular director's compensation the Company paid $10,000 to John Everets, Jr., $5,000 to Dollie A. Cole and $2,500 to Thomas M. McDougal for their service during fiscal 1992 on a special committee of the Board of Directors.

EMPLOYMENT AGREEMENTS

     During 1993, the Company entered into an employment agreement with each of John Everets, Jr. and Raymond Doherty. The Company agreed to pay a base annual salary of $210,000 to Mr. Everets and $190,000 to Mr. Doherty as well as a bonus of up to 100% of base salary to each individual under an incentive plan to be developed by the Company's Compensation Committee in consultation with management, subject to approval by the Board of Directors. The Company also granted options for 150,000 shares of Common Stock to Mr. Everets and 90,000 shares of Common Stock to Mr. Doherty, each at a price of $2.625 per share, which was the fair market value of a share of HPSC Common Stock on the date of grant. The Company also agreed to pay Mr. Everets' reasonable expenses incurred in his relocation to Boston, up to $50,000 on an after-tax basis. The term of each employment agreement is three years and thereafter the agreement will automatically renew from year to year unless either party to such agreement gives notice of intention to terminate the agreement six months in advance of any anniversary. Either party to each employment agreement may terminate it at any time for any reason.

     In the event of termination or decision not to renew by either party which is not "for cause," the Company will pay the employee his base monthly pay plus his maximum monthly bonus for the next 12 months. Upon a termination by the Company which is not "for cause," all of Mr. Everets' stock options will fully vest. Each employee agrees not to compete with the business of the Company while receiving termination payments and to maintain in confidence all of the Company's confidential information.

     If in the event of a "change of control" of the Company (as defined in each agreement) and, within three years thereafter, either the Company terminates the employee other than "for cause" or the employee terminates his employment due to a "change in employment" (as defined in each agreement): the Company will pay the employee his base monthly pay plus the maximum monthly bonus for 24 months; the non-compete provisions will no longer apply; the employee's stock options will fully vest; and normal employee benefits will continue for 12 months. In the event of a "change of control" and, within three years thereafter, the employee terminates his employment for any reason other than a "change in employment," the Company will pay the employee his base monthly pay plus the maximum monthly bonus for 12 months.

     On November 26, 1991, the Company and Louis J. P. Calisti, D.D.S., entered into an employment agreement for Dr. Calisti's service as Senior Vice President of the Company. This agreement was terminated, and Dr. Calisti commenced working under a new arrangement with the Company in November 1993, which calls for Dr. Calisti to work a minimum of 1,000 hours per annum for the Company.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and beneficial owners of more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and beneficial owners of ten percent or more of the

Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 25, 1993, all Section 16(a) filing requirements applicable to the Company's officers, directors and beneficial owners of ten percent or more of the Company's Common Stock were complied with, except that the following individuals filed a Form 4 or Form 5 late: Messrs. Everets and Doherty, with respect to the grant of options in July 1993; and Mr. Murgo with respect to purchase of Common Stock under the Company's
Section 423 Stock Purchase Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH HEALTHCO

     Until Healthco filed for bankruptcy on June 9, 1993, Healthco referred to the Company substantially all of its financing business. Healthco was a leading distributor of merchandise, equipment and services to dentists and institutional providers of dental care, including dental schools and dental laboratories. In 1993, the Company financed approximately $9.5 million of Healthco's equipment sales.

     Until its bankruptcy, Healthco also provided certain sales and related services to the Company as well as certain management, data processing, and administrative services to the Company pursuant to an agreement (the "Intercompany Agreement") under which Healthco agreed to (1) refer to HPSC all equipment financing opportunities arising from sales to Healthco's customers and not to refer any such opportunity to any other party unless HPSC failed to accept it within a reasonable period of time, but in no event more than ten days after HPSC has received the written terms of the opportunity being offered, (2) make available to HPSC all financial promotions and concessions it may offer from time to time to its equipment customers and (3) provide services, including data processing and other support services, for HPSC to operate its business in the ordinary course, and the advice and assistance of Healthco's sales personnel in identifying and consummating financing transactions with respect to equipment sold by Healthco and with regard to any repossession and resale of such equipment financed by HPSC. During 1993, HPSC paid Healthco under the Intercompany Agreement an amount, determined on a formula basis intended to reflect Healthco's cost of providing such services, equal to $396,000.

     The Company also leased its office space from Healthco until August 9, 1993. The Company leased certain equipment to Healthco; amounts due to HPSC from Healthco under such equipment leases totaled $1,051,000 at the end of fiscal 1993. Amounts payable to Healthco totaled $1,666,000 at year-end 1993. The Company purchased substantially all of the dental equipment which it leased to its customers from Healthco for $6,603,000 in 1993. The Company also financed Healthco's customers through conditional sales agreements in the amount of $2,890,000 in 1993.

     Healthco is currently being liquidated pursuant to a proceeding under Chapter 7 of the United States Bankruptcy Code. Healthco is no longer providing services, leasing equipment or office space, or selling equipment to the Company under the arrangements described above. The resolution of payables and receivables and other preexisting obligations between Healthco and HPSC is the subject of discussions between the Company and the secured creditors of Healthco.

     The Company provided an elective employees savings plan for all eligible employees through its participation in the Healthco Retirement Savings Plan, which qualified as a thrift plan under Section 401(k) of the Internal Revenue Code. The Company's participation in this Plan was terminated July 1, 1993, and the Company thereafter established its own 401(k) plan.

     Raymond R. Doherty, President, Treasurer and Chief Operating Officer of HPSC, was also Executive Vice President and Chief Operating Officer of Healthco until August 1993.

     PROPOSAL TWO -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand have acted as the Company's independent accountants since 1976 and have been selected to act as the Company's independent public accountants for the current fiscal year, subject to ratification by vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. Representatives of that firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Company's Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Coopers & Lybrand.

                         PROPOSALS OF SECURITY HOLDERS

     Any proposal of a stockholder intended to be presented at the 1995 Annual Meeting of Stockholders must be received at the corporate headquarters of the Company not later than Friday, December 21, 1994 in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

                          QUORUM AND VOTING PROCEDURES

     The By-Laws of the Company provide that a majority of the shares of Common Stock issued and outstanding are entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of stockholders of the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Abstentions are counted as present for purposes of determining the existence of a quorum.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not required, however, brokers may vote these shares in their discretion with respect to election of directors.

     The vote required for the election of directors is the affirmative vote of a plurality of the shares present or represented at the Annual Meeting and entitled to vote thereon. Unless authority to vote for any director is withheld in the Proxy, votes will be cast in favor of election of the nominees listed herein. Votes withheld from election of directors will be excluded entirely from the vote.

                                 OTHER MATTERS

     The Company's management knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in respect to any such business in accordance with their best judgment.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by the use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company requests individuals, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                                            By Order of the Board of Directors

                                            DENNIS W. TOWNLEY
                                            Secretary

April 20, 1994

PROXY

                                  HPSC, INC.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints John Everets, Jr. and Raymond R. Doherty or either of them, with full power of substitution, as proxy to represent and to vote as designated on the reverse side all the shares of Common Stock of HPSC, Inc. (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 100 Federal Street, Boston, Massachusetts on Wednesday, May 25, 1994, 10:00 A.M. Eastern Daylight Savings Time, or at any adjournment thereof, in respect to all matters which may properly come before the meeting.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

        If the undersigned hold(s) any shares in a fiduciary, custodial or joint capacity or capacities this proxy is signed by the undersigned in every such capacity as well as individually.

                 (continued and to be signed on reverse side)

                                                             /SEE REVERSE SIDE/




/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

                         (continued from other side)

1. To fix the number of directors at eight, and to elect the following nominees: Joseph A. Biernat, J. Kermit
Birchfield, Louis J. P. Calisti, Dollie A. Cole,
Samuel P. Cooley, Raymond R. Doherty, John Everets, Jr.,
Thomas M. McDougal.

          FOR           WITHHELD
        /    /          /    /


/  /______________________________________
    FOR ALL NOMINEES EXCEPT AS NOTED ABOVE



2. To ratify the selection of Coopers & Lybrand as the Company's independent public accountants for the current fiscal year.

         FOR    AGAINST   ABSTAIN
        /   /    /   /    /   /

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                   MARK HERE         /    /
                                  FOR ADDRESS
                                   CHANGE AND
                                  NOTE AT LEFT


Please sign exactly as your name appears hereon. If acting as attorney, executor, trustee or in other representative capacity, sign name and title.

Signature: _______________________________________ Date __________

Signature: _______________________________________ Date __________